June 16th, 1998



Veredus Funds
6900 Bowling Blvd., Suite 250
Louisville, KY  40206

Gentlemen:

         The undersigned hereby purchases 10,000 shares of Veredus Growth Fund at $10.00 per share, representing a total investment of $100,000 in the shares of the series of Veredus Funds. The undersigned hereby represents that (i) such purchase is for investment purposes, and (ii) the undersigned has no present intention of redeeming or selling said shares.


                                      Veredus Asset Management LLC Profit
                                      Sharing Plan And Trust For The Benefit Of
                                      B. Anthony Weber


                                      By: /s/ B. Anthony Weber


                                      Its: Trustee